Exhibit 99.1

CytoSorbents Updates U.S. FDA Regulatory Status of DrugSorb-ATR

FDA appeal decision found no issues with DrugSorb-ATR device safety but upheld the De Novo denial, and proposes a potential path forward for market authorization

PRINCETON, N.J., August 20, 2025 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, updates the regulatory status of its appeal with the U.S. Food and Drug Administration (FDA) for De Novo market authorization of DrugSorb™-ATR.

On August 14, 2025, the Company received an FDA appeal decision following its July 2025 in-person supervisory administrative review (appeal) meeting with FDA under 21 CFR 10.75. The appeal was in response to an April 25, 2025 FDA denial letter of the Company’s De Novo application for DrugSorb-ATR. In the appeal decision, the FDA found no issues with device safety but upheld its prior De Novo denial decision citing the need for additional information to support the Company’s desired label indication for this FDA Breakthrough Device. The FDA proactively proposed a potential path forward for market authorization of DrugSorb-ATR and the Company continues interactive discussions with the Agency to seek further clarity on this proposal. The FDA also noted another avenue for appeal to a higher level within the FDA, specifically with the Director of the FDA’s Center for Devices and Radiologic Health (CDRH), that must be filed within 30 days of the appeal decision, which the Company is currently evaluating.

“The path to FDA approval frequently involves sequential, collaborative discussions with the Agency to address issues that arise during the review process,” stated Dr. Phillip Chan, Chief Executive Officer of CytoSorbents. “Although we are disappointed that the denial decision was upheld, we believe significant progress has been made with the resolution of the majority of outstanding issues previously raised by the FDA. Importantly, we have affirmed no issues of device safety on which the De Novo standard of a favorable benefit-to-risk profile is established. We appreciate the Agency’s offer to find a path forward to market authorization that we plan to discuss with them further. We remain committed to continuing our collaborative interaction with the FDA to bring DrugSorb-ATR, an FDA Breakthrough Device, to the tens of thousands of heart attack patients in the U.S. each year who require urgent coronary artery bypass graft (CABG) surgery on ticagrelor. Today, these patients in the U.S. are either forced to delay their needed CABG surgery by many days while still having a heart attack, or face severe and potentially life-threatening perioperative bleeding. Given the millions of people around the world on blood thinners, perioperative bleeding represents an increasingly common and vexing problem for surgeons and their patients, each with a growing compendium of disaster stories. All of us unfortunately know a colleague, friend, spouse, parent, or other loved one on a blood thinner who has either faced or may face this risk of catastrophic bleeding. Our technology is being used around the world to address this risk, and our goal is to bring this important therapy to U.S. and Canadian surgeons and patients here at home.”

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery through blood purification. CytoSorbents’ proprietary blood purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Cartridges filled with these beads can be used with standard blood pumps already found in hospitals (e.g. dialysis, continuous renal replacement therapy or CRRT, extracorporeal membrane oxygenation or ECMO, and heart-lung machines), where blood is repeatedly recirculated outside the body, through our cartridges where toxic substances are removed, and then back into the body.  CytoSorbents’ technologies are used in a number of broad applications. Specifically, two important applications are 1) the removal of blood thinners during and after cardiothoracic surgery to reduce the risk of severe bleeding, and 2) the removal of inflammatory agents and toxins in common critical illnesses that can lead to massive inflammation, organ failure, and patient death. The breadth of these critical illnesses includes, for example, sepsis, burn injury, trauma, lung injury, liver failure, cytokine release syndrome, and pancreatitis, as well as the removal of liver toxins that accumulate in acute liver dysfunction or failure, and the removal of myoglobin in severe rhabdomyolysis that can otherwise lead to renal failure. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments.

CytoSorbents’ lead product, CytoSorb®, is approved in the European Union and distributed in over 70 countries worldwide, with nearly 300,000 devices used cumulatively to date.  CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure. CytoSorb is not yet approved or cleared in the United States.

In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs.  It has received two FDA Breakthrough Device Designations:  one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures. In September 2024, the Company submitted a De Novo Request to the U.S. FDA requesting marketing approval to reduce the severity of perioperative bleeding in CABG patients on the antithrombotic drug ticagrelor, which was accepted for substantive review in October 2024. On April 25, 2025, the FDA issued a denial letter regarding the Company’s De Novo Request for DrugSorb-ATR, identifying remaining deficiencies that must be addressed before the De Novo Request can be granted, and the device can be authorized for commercialization in the U.S. In July 2025, the Company had an in-person administrative appeal meeting with FDA under 21 CFR 10.75.  The appeal hearing included FDA senior leadership and review team, Company management, its FDA regulatory counsel, and its external cardiac surgical experts. On August 14, 2025, the FDA issued a response to the Company’s appeal that found no issues with device safety but upheld its prior De Novo denial decision citing the need for additional information to support the Company’s desired label indication for this FDA Breakthrough Device. FDA proactively proposed a potential path forward for market authorization of DrugSorb-ATR and the Company continues interactive discussions with the Agency to seek further clarity on this proposal. The FDA also noted another avenue for appeal to a higher level within the FDA, specifically with the Director of the FDA’s Center for Devices and Radiologic Health (CDRH) that must be filed within 30 days of the appeal decision, which the Company is currently evaluating.

In November 2024, the Company received its MDSAP certification and submitted its Medical Device License (MDL) application to Health Canada.  On June 26, 2025, Health Canada issued a Notice of Refusal of the Company’s Medical Device License application, identifying remaining deficiencies that must be addressed before the application may be granted and the device authorized for commercialization.  As part of Health Canada’s prescribed reconsideration process, and after discussions with Health Canada, the Company has filed a Level 1 “Request for Reconsideration” and with agreement from the Medical Devices Directorate Bureau Director, will pursue the review following the completion of the Company’s review with the U.S. FDA.

DrugSorb-ATR is not yet granted or approved in either the United States or Canada.

The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, and others.

For more information, please visit the Company’s website at https://ir.cytosorbents.com/  or follow us on Facebook and X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the outcome of our regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, our restructuring of our direct sales team and strategy in Germany, our ability to resolve deficiencies in the FDA appeal decision and to identify a path forward for market authorization, our ability to resolve deficiencies in the Health Canada Notice of Refusal and/or successfully appeal Health Canada’s decision, and the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 31, 2025, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

U.S. Company Contact:
Peter J. Mariani, Chief Financial Officer

305 College Road East

Princeton, NJ 08540

pmariani@cytosorbents.com

Investor Relations Contact:

Aman Patel, CFA & Adanna G. Alexander, PhD

ICR Healthcare

ir@cytosorbents.com